Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST, INC. ANNOUNCES SECOND QUARTER 2015 RESULTS

-Increases 2015 Same Store NOI Guidance range to 3.0% to 3.75%-

-Increases Proportionate Quarterly Stabilized Same Store NOI by 5.8% Q2 2015 vs. Q2 2014-

–Increases Same Store Average Monthly Rent 3.0% for Second Quarter 2015 to $1,794 per Unit—

-Increases Total Consolidated Revenues by 14.3% Year over Year-

PLANO, TX—August 5, 2015 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities in select markets across the United States, today reported operational and financial results for the second quarter 2015.

“We are pleased with our strong second quarter results, which reflect continued growth across our portfolio. Second quarter Core FFO grew by 60%, and we reported solid increases in rental revenue, NOI, and occupancy rates, which allowed us to increase our target for full year 2015 Same Store NOI growth,” stated Mark T. Alfieri, Chief Executive Officer, President, Chief Operating Officer and Director of Monogram. “Additionally, we continued to execute on our strategy to grow our wholly owned portfolio through the purchase of interests in seven joint ventures during the quarter. We are also pleased that we were able to execute two dispositions of stabilized communities in Chicago and Houston at attractive pricing and sold our interests in a development in the D.C. market, which will allow us to redeploy capital into our core markets.  Looking toward the balance of the year, we are uniquely positioned to outperform as we drive organic growth from our high quality, young portfolio as well as benefit from the value creation within our development pipeline and joint venture acquisitions.”

Second Quarter 2015 Highlights

•                  Reported net income available to shareholders of $49.2 million, or $0.29 per fully diluted share, compared to a net loss available to shareholders of $6.8 million, or ($0.04) per fully diluted share in the quarter ended June 30, 2014.

•                  Achieved Core Funds From Operations (“FFO”) of $0.13 per fully diluted share, compared to $0.08 per diluted share for the quarter ended June 30, 2014.

•                  Achieved occupancy in the Company’s Same Store portfolio of 96.0% with an average monthly rental revenue per unit of $1,794, an increase of 3.0% compared to the second quarter 2014.

•                  The Company declared a $0.075 per share dividend which was paid on July 7, 2015 to shareholders of record on June 30, 2015.

•                  Acquired PGGM’s joint venture equity interests in six multifamily communities and one mezzanine loan for a gross purchase price of approximately $224.6 million.

Year to Date Highlights

•                  Reported net income available to shareholders of $48.4 million, or $0.29 per fully diluted share, compared to net income available to shareholders of $0.6 million, or $0.00 per fully diluted share for the same period 2014.

•                  Achieved Core FFO of $0.22 per fully diluted share, compared to $0.16 per diluted share for the same period of 2014.

Financial Results for the Second Quarter 2015

The Company reported  net income available to shareholders of $49.2 million, or $0.29 per fully diluted share, which includes a $48.6 million gain on sale of real estate, compared to a net loss available to shareholders of $6.8 million, or ($0.04) per fully diluted share in the quarter ended June 30, 2014.

Core FFO totaled $21.5 million or $0.13 per diluted share, as compared to $13.4 million or $0.08 per diluted share, for the same period in 2014.  Core FFO for 2014 included approximately $5.1 million of transition expenses related to the Company’s transition to self-management.

Financial Results for the Six Months Ended June 30, 2015

The Company reported a net income available to shareholders of $48.4 million, or $0.29 per fully diluted share, which includes a $48.6 million gain on sale of real estate, compared to net income available to shareholders of $0.6 million, or $0.00 per fully diluted share in the same period 2014.

Core FFO totaled $36.6 million or $0.22 per diluted share, as compared to $27.0 million or $0.16 per diluted share, for the same period in 2014.  Core FFO for 2014 included approximately $5.7 million of transition expenses related to the Company’s transition to self-management.

Same Store Portfolio Results

For the 29 Same Store communities, our proportionate share of second quarter 2015 Same Store net operating income (“NOI”) increased 5.4% to $20.8 million, compared to $19.7 million in the second quarter of 2014.  Our proportionate share of Same Store revenue increased 4.7% compared to the same period in 2014.  Average revenue per unit within the Same Store portfolio increased 3.0% from $1,742 as of June 30, 2014 to $1,794 as of June 30, 2015, and occupancy was 96.0%, an increase of 1.5%, on a weighted average basis, from the same period in 2014.

Our proportionate share of Same Store expenses increased 3.5% compared to the same period in 2014, due in part to higher onsite management expenses and marketing costs.

For the 31 Quarterly Stabilized Same Store communities, our proportionate share of second quarter 2015 Quarterly Stabilized Same Store NOI increased 5.8% to $22.5 million, compared to $21.3 million in the second quarter of 2014.  Our proportionate share of Quarterly Stabilized Same Store revenue increased 5.2% compared to the same period in 2014.

Year to date, our proportionate share of 2015 Same Store revenue increased 3.9% to $63.1 million from $60.7 million in the same period in 2014.  Same Store expenses increased to $22.6 million from $21.4 million from the same period 2014.  Same Store NOI increased to $40.4 million from $39.3 million.

The Company defines Same Store communities as those that are stabilized and comparable for both the current and the prior reporting year. The Company considers a property to be stabilized generally upon achieving 90% occupancy.  The Company defines Quarterly Stabilized Same Store communities as those that are stabilized and comparable for both the current quarter and the prior year quarter.

Total Portfolio Results

Total consolidated revenues for the second quarter 2015 increased 15.8% to $59.1 million from $51.0 million in the same period in 2014. Total portfolio operating expenses increased to $23.3 million from $19.1 million. Both increases are primarily attributed to the lease up of the Company’s development projects.  Total portfolio NOI increased 12.1% to $35.8 million from $31.9 million in the second quarter 2014.

Development Activity

As of June 30, 2015, Monogram’s development pipeline consisted of 11 properties with 3,406 planned units and a Total Estimated Cost of approximately $1.1 billion.  Three of these developments are currently leasing and are 37% occupied on a weighted average basis.  Our current development pipeline is 72% complete.  At quarter end, a total of approximately $785 million had been incurred for these development projects.

Financing and Capital Transactions

At quarter end, the Company had total debt outstanding of $1.4 billion, including debt held at the co-investment venture level. The Company’s share of contractual debt totaled $1.0 billion. The Company’s debt had a weighted average interest rate of 3.24% and an average remaining term to maturity of 2.9 years.

As of June 30, 2015, the Company had $63.6 million in cash and cash equivalents, and $133.0 million outstanding on the Company’s credit facilities.  At quarter end, the Company had two credit facilities, consisting of a $150 million credit facility and a $200 million revolving credit facility.

At June 30, 2015 the Company had approximately 167.2 million diluted common shares outstanding.

Monogram defines co-investment venture level debt as an obligation of the co-investment venture and not an obligation or contingency for the Company.

Acquisition/Disposition Activity

On May 7, 2015, the Company acquired PGGM’s joint venture equity interests in six multifamily communities and one mezzanine loan for a gross purchase price of approximately $224.6 million. The acquisition was funded through $106.4 million of the allocable share of existing debt on the six purchased interests in multifamily communities and with cash and draws on the Company’s existing credit facilities. As a result of this transaction, Monogram added five multifamily communities and one mezzanine loan to its wholly owned portfolio and increased its interest in another multifamily community to approximately 93.5%.  In addition, the Company received $4.5 million in final payment of the promoted interest for the acquired interests in the six multifamily communities and one mezzanine loan and a disposition fee relating to interests PGGM sold to the Company. The Company expects the transaction to produce $3 million per year of incremental recurring Core FFO.

In June 2015, the Company sold the Burnham Pointe multifamily community in Chicago, IL for a gross sales price of $126.0 million, net cash proceeds of $123.7 million, and recorded a gain on sale of real estate of $48.6 million.

In June 2015, the Company closed the sale of Shady Grove in Rockville, MD for net proceeds of $38.4 million, the development’s net carrying value at the date of sale.

Subsequent Events

Subsequent to quarter end, the Company sold the Uptown Post Oak multifamily community in Houston, TX for a gross sales price of $90.1 million. As a result of the sale, the Company’s second quarter Same Store NOI in Houston was 4.2%.

Quarterly Dividend Declaration

On May 8, 2015, the Company declared a cash dividend of $0.075 per common share.  The dividend was paid on July 7, 2015 to shareholders of record at the close of business on June 30, 2015.

Outlook

Monogram expects 2015 same store NOI growth between 3% and 3.75%.

Conference Call

The Company will hold a conference call on Wednesday, August 5, 2015 at 5:00 p.m. Eastern Time to review its second quarter 2015 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.   Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “Second Quarter 2015 Earnings Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the development of our pipeline which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

About Monogram

Monogram Residential Trust, Inc. (“Monogram”), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 55 multifamily communities in 11 states comprising 15,813 apartment homes.

Balance Sheet

(in thousands) (unaudited)

	June 30, 2015	December 31, 2014
Assets
Real estate
Land	$398,108	$389,885
Buildings and improvements	2,046,896	2,033,819
	2,445,004	2,423,704
Less: accumulated depreciation	(304,804)	(280,400)
Net operating real estate	2,140,200	2,143,304
Construction in progress, including land	710,600	716,930
Total real estate, net	2,850,800	2,860,234

Assets associated with real estate held for sale	55,167	—
Cash and cash equivalents	63,583	116,407
Tax like-kind exchange escrow	123,700	—
Intangibles, net	18,622	21,485
Other assets, net	104,946	110,282
Total assets	$3,216,818	$3,108,408

Liabilities
Mortgages and notes payable	$1,286,142	$1,186,481
Credit facilities payable	133,000	10,000
Construction costs payable	73,744	75,623
Accounts payable and other liabilities	25,233	28,053
Deferred revenues, primarily lease revenues, net	18,230	18,955
Distributions payable	12,489	12,485
Tenant security deposits	4,800	4,586
Obligations associated with real estate held for sale	1,048	—
Total liabilities	1,554,686	1,336,183

Redeemable, noncontrolling interests	29,935	32,012

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,434,461	1,492,799
Cumulative distributions and net income (loss)	(269,964)	(293,350)
Total equity attributable to common stockholders	1,164,514	1,199,466
Non-redeemable noncontrolling interests	467,683	540,747
Total equity	1,632,197	1,740,213
Total liabilities and equity	$3,216,818	$3,108,408

Income Statement

(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Rental revenues	$59,105	$51,048	$115,748	$101,229

Expenses:
Property operating expenses	16,279	13,896	31,954	26,937
Real estate taxes	8,799	7,413	17,368	14,566
Asset management fees	—	1,963	—	3,842
General and administrative expenses	4,708	3,549	9,484	6,910
Acquisition expenses	151	—	151	(17)
Transition expenses	—	5,131	—	5,650
Investment and other development expenses	3,384	218	3,615	465
Interest expense	6,673	4,939	12,670	10,270
Depreciation and amortization	26,080	23,325	51,460	46,302
Total expenses	66,074	60,434	126,702	114,925

Interest income	2,763	2,650	5,360	5,096
Loss on early extinguishment of debt	—	—	—	(230)
Equity in income of investments in unconsolidated real estate joint ventures	64	189	250	393
Other income (expense)	13	(324)	38	(123)
Loss from continuing operations before gain on sale of real estate	(4,129)	(6,871)	(5,306)	(8,560)
Gain on sale of real estate	48,602	—	48,602	16,167

Net income (loss)	44,473	(6,871)	43,296	7,607

Net income (loss) attributable to noncontrolling interests	4,724	95	5,070	(6,955)
Net income (loss) available to the Company	49,197	(6,776)	48,366	652
Dividends to preferred stockholders	(1)	(2)	(3)	(3)
Net income (loss) attributable to common stockholders	$49,196	$(6,778)	$48,363	$649

Weighted average number of common shares outstanding - basic	166,541	168,857	166,525	168,786
Weighted average number of common shares outstanding - diluted	167,202	169,096	167,155	169,008

Basic and diluted earnings (loss) per common share	$0.29	$(0.04)	$0.29	$—

Non-GAAP Performance Financial Measures and Definitions

In addition to our net income (loss) which is presented in accordance with GAAP, we also present certain supplemental non-GAAP performance measurements.  These measurements are not to be considered more relevant or accurate than the performance measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  As with other non-GAAP performance measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP performance measures.

Net Operating Income (“NOI”), Same Store NOI, and Quarterly Stabilized Same Store NOI

We define NOI as consolidated rental revenue, less consolidated property operating expenses and real estate taxes.  We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not generally associated with real estate industry defined property operations, such as general and administrative expenses, corporate property management expenses, property management fees, depreciation expense and interest expense.  NOI also excludes revenues not associated with property operations, such as interest income and other non-property related revenues.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We define Quarterly Stabilized Same Store NOI as NOI for our stabilized communities that are comparable for both the current quarter and the prior year quarter.  We view both Same Store NOI and Quarterly Stabilized

Same Store NOI as important measures of the operating performance of our properties because they allow us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods under review.

NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI should not be considered as replacements for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net income (loss) to NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI for our multifamily communities for the quarters and six months ended June 30, 2015 and 2014:

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Reconciliation of net income (loss) to NOI, Same Store NOI and Quarterly Stabilized Same Store NOI:
Net income (loss)	$44,473	$(6,871)	$43,296	$7,607

Adjustments to reconcile net income (loss) to NOI:
Corporate property management expenses	1,762	2,182	3,576	4,082
General and administrative expenses	4,708	3,549	9,484	6,910
Asset management expenses	—	1,963	—	3,842
Transition expenses	—	5,131	—	5,650
Interest expense	6,673	4,939	12,670	10,270
Depreciation and amortization	26,080	23,325	51,460	46,302
Interest income	(2,763)	(2,650)	(5,360)	(5,096)
Gain on sale of real estate	(48,602)	—	(48,602)	(16,167)
Other, net	3,458	352	3,477	408
NOI	35,789	31,920	70,001	63,808

Less: non-comparable
Rental revenue	(13,968)	(7,878)	(26,599)	(15,305)
Property operating expenses, including real estate taxes	7,373	3,728	13,623	6,979
Same Store NOI	29,194	27,770	57,025	55,482

Plus: additional same store communities effective April 1, 2014
Rental revenue	3,175	2,865	N/A	N/A
Property operating expenses, including real estate taxes	(1,125)	(1,005)	N/A	N/A
Quarterly Stabilized Same Store NOI	$31,244	$29,630	N/A	N/A

Funds from Operations and Core FFO

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and non-recurring expenses, such as transition expenses.

We believe that FFO and Core FFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, acquisition expenses, lower yields on cash held in accounts, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and operating expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which include, but are not limited to, equity and mezzanine, mortgage and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.

FFO and Core FFO should not be considered as alternatives to net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO and Core FFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and Core FFO.  Although the Company has not historically incurred any significant impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO and Core FFO should be reviewed in connection with other GAAP measurements.  Our FFO and Core FFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and Core FFO, net of noncontrolling interests, and provides additional information related to our operations:

(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
FFO:
Net income (loss) attributable to common stockholders	$49,196	$(6,778)	$48,363	$649
Add (deduct) NAREIT defined adjustments - our share:
Real estate depreciation and amortization	17,557	14,706	33,486	29,149
Gain on sale of real estate	(48,602)	—	(48,602)	(8,965)
Impairment expense	3,128	—	3,128	—
FFO	21,279	7,928	36,375	20,833

Add (deduct) adjustments to arrive at Core FFO - our share:
Loss on early extinguishment of debt	—	—	—	128
Transition expenses	—	5,131	—	5,650
Loss on derivative fair value adjustment	3	106	19	167
Acquisition expenses (including start up expenses)	174	—	183	(17)
Fair value adjustments related to business combinations	36	250	36	250
Core FFO	$21,492	$13,415	$36,613	$27,011

Weighted average number of common shares outstanding - basic	166,541	168,857	166,525	168,786
Weighted average number of common shares outstanding - diluted	167,202	169,096	167,155	169,008

Per common share amounts - basic and diluted:
Net income (loss) attributable to common stockholders	$0.29	$(0.04)	$0.29	$—
FFO	$0.13	$0.04	$0.22	$0.12
Core FFO	$0.13	$0.08	$0.22	$0.16

Other Definitions

Our Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Our share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our shareholders.

Total Estimated Costs  — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469)250-5638

ir@monogramres.com